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As filed with the Securities and Exchange Commission on March 9, 2001

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CERIDIAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	52-0278528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3311 East Old Shakopee Road Minneapolis, Minnesota	55425
(Address of Principal Executive Offices)	(Zip Code)

ARBITRON 401(k) PLAN
(Full title of the plans)

William E. McDonald
Vice President, Associate General Counsel and Deputy Secretary
Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
(952) 853-8100
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock ($.50 par value)	1,000,000 shares	$21.28 (2)	$21,280,000	$5,320

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement includes an indeterminate amount of interests to be offered and sold pursuant to the Arbitron 401(k) Plan and includes an indeterminate number of additional shares that may be offered and sold as a result of anti-dilution provisions described in the Arbitron 401(k) Plan.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act as follows, based on the average between the high and low sales prices of Ceridian's common stock on March 6, 2001 on the Consolidated Transaction Reporting System on The New York Stock Exchange.

PART I

INFORMATION REQUIRED
IN THE SECTION 10(a) PROSPECTUS

    The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed by Ceridian Corporation (File No. 001-1969) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

    (1) Ceridian's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

    (2) Ceridian's Quarterly Report on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

    (3) Ceridian's Current Reports on Form 8-K as filed with the Securities and Exchange Commission on April 19, 2000, July 18, 2000, October 17, 2000, January 10, 2001, January 24, 2001 and February 15, 2001.

    (4) All other reports filed by Ceridian pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 since December 31, 1999.

    (5) The description of Ceridian's capital stock contained in Ceridian's Registration Statement on Form S-4 (File No. 33-64089), including any amendments or reports filed for the purpose of updating such description.

    All documents filed by Ceridian with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Ceridian's common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

    William E. McDonald, Vice President, Associate General Counsel and Deputy Secretary for Ceridian, has provided an opinion as to the legality of the securities registered under this registration statement. As a result of awards under stock-based compensation plans maintained by Ceridian, including the Employee Stock Purchase Plan, Mr. McDonald holds options to acquire shares of common stock of Ceridian with a value that may exceed $50,000 upon vesting.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder, such as Ceridian, the power to indemnify its directors and officers against liability for certain of their acts. Section 102(b)(7) of the Delaware General Corporation Law permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with specified exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Ceridian's certificate of incorporation contains this provision. The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law.

    Article VI of Ceridian's Amended and Restated Bylaws provides that Ceridian will indemnify its officers, directors and employees to the fullest extent permitted by the Delaware General Corporation Law in connection with proceedings with which any such person is involved by virtue of his or her status as an officer, director or employee. Ceridian has also by contract agreed to indemnify its directors against damages, judgments, settlements and costs arising out of any actions against the directors brought by reason of the fact that they are or were directors. Ceridian maintains directors' and officers' liability insurance, including a reimbursement policy in favor of Ceridian.

Item 7. Exemptions from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement:

Exhibit No.
5.1	Opinion and Consent of William E. McDonald.
23.1	Consent of KPMG LLP.
23.2	Consent of William E. McDonald (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement).

    Ceridian hereby undertakes that it will submit or have submitted in a timely manner the Arbitron 401(k) Plan and any amendment to it to the Internal Revenue Service for purposes of obtaining a determination letter that the plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and has made or will make all changes required by the Internal Revenue Service in order to qualify the plan.

Item 9. Undertakings.

    (a) The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the

      "Securities Act") if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 9, 2001.

CERIDIAN CORPORATION
By:	/s/ RONALD L. TURNER Ronald L. Turner Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Ronald L. Turner, John R. Eickhoff and Gary M. Nelson, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 9, 2001 by the following persons in the capacities indicated.

Signature	Title

/s/ RONALD L. TURNER Ronald L. Turner	Chairman, President, Chief Executive Officer and Director (principal executive officer)
/s/ JOHN R. EICKHOFF John R. Eickhoff	Executive Vice President and Chief Financial Officer (principal financial officer)
/s/ LOREN D. GROSS Loren D. Gross	Vice President and Corporate Controller (principal accounting officer)
/s/ BRUCE R. BOND Bruce R. Bond	Director
/s/ WILLIAM J. CADOGAN William J. Cadogan	Director
/s/ NICHOLS D. CHABRAJA Nichols D. Chabraja	Director

/s/ ROBERT H. EWALD Robert H. Ewald	Director
/s/ RONALD T. LEMAY Ronald T. LeMay	Director
/s/ GEORGE R. LEWIS George R. Lewis	Director
/s/ CAROLE J. UHRICH Carole J. Uhrich	Director
/s/ PAUL S. WALSH Paul S. Walsh	Director

    Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Arbitron 401(k) Plan have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 9, 2001.

CERIDIAN CORPORATION Arbitron 401(k) PLAN
By:	Ceridian Corporation Retirement Committee
By:	/s/ JOHN R. EICKHOFF John R. Eickhoff Chair of the Ceridian Corporation Retirement Committee

CERIDIAN CORPORATION
REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit No.	Item	Method of Filing
5.1	Opinion and Consent of William E. McDonald	Filed herewith.
23.1	Consent of KPMG LLP	Filed herewith.
23.2	Consent of William E. McDonald	Included in Exhibit 5.1.
24.1	Power of Attorney	Included on the signature page to this registration statement.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemptions from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY